COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
(856) 251-2153

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2009 RESULTS

2009 Guidance Reaffirmed

Thorofare, New Jersey, May 7, 2009 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 29, 2009.

Net revenues for the first quarter of 2009 were $159.0 million compared to net revenues for the first quarter of 2008 of $209.6 million, a decrease of 24.2%.  Net loss attributable to Checkpoint Systems, Inc. for the first quarter of 2009 was $2.0 million, or $0.05 per diluted share, compared to net earnings attributable to Checkpoint Systems, Inc. for the first quarter of 2008 of $4.8 million, or $0.12 per diluted share.  Non-GAAP net loss attributable to Checkpoint Systems, Inc. for the first quarter of 2009, excluding restructuring expense and litigation settlement, was
$0.9 million, or $0.02 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the first quarter of 2008 were $6.4 million, or $0.16 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

“As we entered 2009 it was clear to us that the global economic slowdown would continue to impact the retail and apparel industry with limited visibility as to when the economy would turn around,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems.  “We took decisive actions to cut back on discretionary spending, downsized our direct labor base at manufacturing sites where capacity was underutilized, and took specific action to improve working capital.  Effective April 1, 2009, we implemented a global payroll reduction program that will be in place until we see a sustained improvement in the economic climate.”

Mr. van der Merwe concluded, “For the first quarter these actions reduced costs and improved cash flow.  The outcome was a first quarter result that exceeded our expectations and a balance sheet that is strong.  We are continuing to manage the business for the future and remain committed to our stated strategy to focus on the converging fields of shrink management, merchandise visibility and apparel labeling.”

Selected analysis and discussion for the first quarter of 2009:

•
Net revenues reflected an organic decline of 17.7% primarily due to global softness in demand in the Shrink Management Solutions segment, particularly in EAS systems and CheckView™ store monitoring solutions.  Foreign currency effects resulted in a 6.8% net revenues decline driven principally by the strengthened dollar versus the euro.  Acquisition growth was 0.3%.

•
Gross profit margin was 41.9% compared to 41.3% for the first quarter of 2008.  The increase was primarily due to higher margins in the Shrink Management Solutions segment, notably in EAS systems and labels, and CheckView.

•
GAAP operating loss was $2.4 million compared to $6.4 million operating income for the first quarter of 2008.  Non-GAAP operating loss, excluding restructuring expense and litigation settlement, was $0.6 million, or 0.4% of net revenues.  Non-GAAP operating income for the first quarter of 2008 was $8.7 million, or 4.2% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $0.5 million arising from general and administrative cost reductions.  In addition, the Company continues to implement the previously announced manufacturing and supply chain restructuring program and expects annualized cost savings of approximately $6.0 million when the program is complete in 2010.

•	Litigation settlement was $1.3 million related to the settlement of a dispute with a consultant and the expected acquisition of a patent related to the Alpha business.

•	Effective tax rate was 15.6% compared to negative 2.4% for the first quarter of 2008.

•
Cash flow provided by operations was $23.7 million compared to cash flow used in operations of $6.2 million for the first quarter of 2008.  Cash from operating activities increased primarily due to improvements in accounts receivable, inventories and accounts payable.

•
At March 29, 2009, cash and cash equivalents were $142.9 million compared to $132.2 million at December 28, 2008, and total debt was $143.3 million compared to $145.3 million at December 28, 2008.  Capital expenditures were $2.9 million for the first quarter of 2009.

Effective April 30, 2009, the Company entered into a new $125 million three-year senior secured multi-currency revolving credit facility.

Outlook for 2009

Based on an assessment of current market conditions, Checkpoint provided guidance for 2009.  This guidance does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $780 million to $820 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.65 to $0.85.

•	Non-GAAP operating income margin is expected to be in the range of 5% to 6%.

•	An annualized tax rate of approximately 20%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $45 million to $55 million.

Checkpoint Systems will host a conference call today, May 7, 2009, at 10:00 AM Eastern Time, to discuss its 2009 first quarter results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at Checkpoint Systems Web site through the Conference Calls link or Investors section of the Web site.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems, Inc. is a leading manufacturer and provider of end-to-end shrink management, supply chain visibility and labeling solutions to the retail and apparel industry.  Checkpoint’s advanced technologies enable retailers and their suppliers to keep close track of merchandise, prevent loss through shrink or misplacement, and boost sales by having the right goods available when shoppers are ready to buy.  Checkpoint also provides complete apparel labeling solutions through a global network of service bureaus that gives customers a single source for all their labeling needs.  Checkpoint operates in every major geographic market. For more information, visit Checkpoint Systems.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include:  our ability to integrate the acquisition of the Alpha S3 business and to achieve our financial and operational goals for Alpha S3; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter (13 Weeks Ended)
	March 29,	March 30,
	2009	2008

Net revenues	$158,950	$209,620
Cost of revenues	92,420	123,141

Gross profit	66,530	86,479

Selling, general, and administrative expenses	61,917	73,887
Research and development	5,184	5,231
Restructuring expense	487	979
Litigation settlement	1,300	−

Operating (loss) income	(2,358)	6,382

Interest income	505	641
Interest expense	1,282	1,294
Other gain (loss), net	498	(1,164)

(Loss) earnings from operations before income taxes	(2,637)	4,565
Income taxes	(412)	(109)

Net (loss) earnings	(2,225)	4,674
Less: Earnings attributable to noncontrolling interests	(219)	(124)

Net (loss) earnings attributable to Checkpoint Systems, Inc.	$(2,006)	$4,798

Net (loss) earnings attributable to Checkpoint Systems, Inc., per Common Shares:

Basic (loss) earnings per share	$(0.05)	$0.12
Diluted (loss) earnings per share	$(0.05)	$0.12

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	March 29, 2009 (unaudited)	December 28, 2008
Cash and cash equivalents	$ 142,917	$ 132,222
Working capital	$ 251,361	$ 282,752
Current assets	$ 453,452	$ 494,310
Total debt	$ 143,296	$ 145,286
Total equity	$ 488,692	$ 505,238
Total assets	$ 928,096	$ 985,716

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses these Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter (13 Weeks Ended)
Reconciliation of GAAP to Non-GAAP Operating (Loss) Income:	March 29, 2009	March 30, 2008

Net revenues	$ 158,950	$ 209,620

GAAP operating (loss) income	(2,358)	6,382

Non-GAAP adjustments:

Restructuring expense	487	979

Litigation settlement	1,300	−

Deferred compensation expense adjustment	−	1,381

Adjusted Non-GAAP operating (loss) income	$ (571)	$ 8,742

GAAP operating margin	(1.5)%	3.0%
Adjusted Non-GAAP operating margin	(0.4)%	4.2%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter (13 Weeks Ended)
Reconciliation of GAAP to Non-GAAP (Loss) Earnings attributable to Checkpoint Systems, Inc.:	March 29, 2009	March 30, 2008

(Loss) earnings attributable to Checkpoint Systems, Inc., as reported	$ (2,006)	$ 4,798

Non-GAAP adjustments:

Restructuring expense, net of tax	320	709

Litigation settlement, net of tax	801	−

Deferred compensation expense adjustment, net of tax	−	849

Adjusted net (loss) earnings attributable to Checkpoint Systems, Inc.	$ (885)	$ 6,356

Reported diluted shares	39,149	40,949

Adjusted diluted shares	39,149	40,949

Reported net (loss) earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ (0.05)	$ 0.12

Adjusted net (loss) earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ (0.02)	$ 0.16